Chapman Capital Management, Inc.
                    401 East Pratt Street
                         28th Floor
                    Baltimore, MD  21202


                         November 30, 1995


Board of Directors of
DEM, Inc.
401 East Pratt Street
28th Floor
Baltimore, MD  21202

Ladies and Gentleman:

          On behalf of Chapman Capital Management, Inc. ("CCM"), a Maryland corporation, and, in my sole capacity as the President of CCM, I hereby subscribe for 6,667 shares of the Common Stock, $.00001 par value per share, of DEM, Inc., a Maryland corporation, at $15.00 per share for an aggregate purchase price of $100,005. CCM's payment in full is confirmed.

          I hereby represent and agree that CCM is purchasing these shares of stock for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares.

                         Very truly yours,

                         CHAPMAN CAPITAL MANAGEMENT, INC.

                         By:  /s/ NATHAN A. CHAPMAN, JR.
                                 Nathan A. Chapman, Jr.
                                 President

Confirmed and Accepted:
DEM, INC.

By:  /s/ NATHAN A. CHAPMAN, JR.
       Nathan A. Chapman, Jr.
       President